INTERIM AGREEMENT NO. 1

April 20, 2026

The Huntington National Bank, a national banking association (“Lessor”) and Casella Waste Systems, Inc., a Delaware corporation (individually and collectively with its subsidiaries party thereto, “Lessee”) executed that certain Master Lease Agreement No. 68105 dated of even date herewith (“MLA”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the MLA. Defined terms on Exhibit D are incorporated herein by reference.
From time to time, prior to the commencement of a lease schedule (“Lease Schedule”) under the MLA, Lessor may finance, at the request of Lessee, certain equipment (“Equipment”) from various vendors/manufacturers (each a “Vendor” or collectively, “Vendors”) which shall be leased to the Lessee by Lessor pursuant to the MLA. In no event shall the outstanding amounts disbursed hereunder exceed Twenty Million U.S. Dollars ($20,000,000.00) (the “Maximum Lease Commitment Amount”). Payments for the Equipment may be partial or full payments as required by the Vendor, and as approved by Lessor. A general description of the Equipment to be purchased is set forth below. To request a disbursement hereunder, Lessee shall complete Interim Draw Request(s) on the form attached hereto as Exhibit A (which shall include an Equipment description) and provide it to Lessor with each draw request made hereunder. If there is more than one lessee hereunder, then any authorized signer for any Lessee or Co-Lessee (as defined in the MLA) is authorized to execute such Interim Draw Request(s) on behalf of all applicable Co-Lessees. For the avoidance of doubt, this Interim Agreement (“Agreement”) constitutes a financing relationship between the Lessee and Lessor being entered into in connection with the MLA, including the granting of a security interest provided for therein and applicable to this Agreement. As such, Lessee shall be the owner of all Equipment financed under this Agreement until such time as a Lease Schedule is entered into as contemplated herein. At such time, the terms and conditions contained in the Lease Schedule shall control including the provisions governing Equipment ownership and the rights and obligations associated therewith.
General Description: equipment purchased for use in the business of the Lessee and Co-Lessees to be further specified in one or more Interim Draw Requests.
Lessor and Lessee acknowledge and agree that Equipment purchased as described above and in each Interim Draw Request may, with the agreement of Lessor and Lessee, be placed on one or more Lease Schedules substantially in the form of the attached Exhibit B (or such other form agreed by Lessor and Lessee) with a lease term of 72 months (or such other term as may be agreed by Lessor and Lessee and set forth on a Lease Schedule) and other terms and conditions to be agreed by the parties and described in such Lease Schedule. Notwithstanding anything to the contrary contained herein or in the MLA, at any time prior to the date on which such a Lease Schedule has been executed and delivered by Lessee (or any co-lessee) and Lessor with respect to any Equipment financed hereunder, Lessee may, without notice, prepay in whole or in part any amount advanced by Lessor to or for the benefit of Lessee hereunder without premium or penalty.
Prior to Lessee's acceptance of the Equipment, Lessor agrees (at its sole discretion) to advance funds to a Vendor or to reimburse Lessee for the acquisition of Equipment at the written request of the Lessee subject to the following:
1.There shall be no Event of Default under the MLA.
2.Except as otherwise provided in this Agreement, Lessee shall comply with all applicable terms, conditions, covenants and requirements, including without limitation, insurance requirements, set forth in the MLA with respect to the Equipment. This Agreement is non-cancelable and non-terminable by Lessee and Lessee may not prepay any rents or other obligations hereunder without the written consent of Lessor. Any advance, including the Equipment for which any advance is being made, must be approved by Lessor, in its sole discretion, including by Lessor’s Credit and Asset Management teams.
3.If requested by Lessor, Lessee and the Vendors have executed Lessor's Confirming Purchase Order (or a substitute purchase agreement reasonably satisfactory to Lessor).

4.If requested by Lessor, Lessor shall have received a lien subordination agreement from any creditor of Lessee, in substantially the form attached hereto as Exhibit E, or such other form reasonably acceptable to Lessor.

    4.    VARIABLE INTEREST RATE.
    (a)    Lessee shall be charged interest on each Advance on a per diem basis (“Interim Interest”). The interest rate shall change on the same day of each calendar month as the day payments are due hereunder. This Interim Agreement expresses an initial interest rate and an initial index value to four places to the right of the decimal point. This expression is done solely for convenience. The reference sources for the index used by Lessor, as stated in this Interim Agreement, may actually quote the index on any given day to as many as 4 places to the right of the decimal point. Therefore, the actual index value used to calculate the interest rate on and the amount of interest due will be to 4 places to the right of the decimal point.
    (b)    As of each day of determination, the outstanding amount due hereunder shall bear interest at a rate per annum equal to Term SOFR for such Interest Period plus 0.11448% percentage points (the “Margin”), for the actual number of days elapsed.
    (c)    Maximum Rate. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid under this Interim Agreement shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the “Maximum Rate”). If the Lessor shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans made hereunder or, if it exceeds such unpaid principal, refunded to the Lessee. In determining whether the interest contracted for, charged, or received by the Lessor exceeds the Maximum Rate, the Lessor may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
    (d)    [Reserved.]
    (e)    Lessee understands and agrees that, to the extent the prime rate or another applicable Benchmark Replacement is used to calculate interest on Loans hereunder, the actual interest payable under this Agreement shall be calculated using the applicable nominal interest rate but applied against a “bank year” of 360 days. In other words, interest payable under this Agreement may use the applicable interest rate applied to the actual number of days elapsed in the applicable interest accrual period calculated over or using a 360 day year. Lessee acknowledges this has the practical effect of minimally increasing the nominal interest rate. Lessee will pay Lessor at Lessor's address shown above or at such other place as Lessor may designate in writing.
    (f)    The Lessor does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, calculation or selection of, or any other matter related to, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lessor may select information sources or services in its reasonable discretion to ascertain the Benchmark (or any component definition thereof or rates referenced in the definition thereof) pursuant to the terms of this Agreement, and shall have no liability to the Lessee or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.
    (g)    Increased Costs.

(1)Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lessor, (ii) subject the Lessor to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lessor any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lessor, and the result of any of the foregoing (i) through (iii) above shall be to increase the cost to the Lessor of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lessor hereunder (whether of principal, interest or any other amount) then, upon request of the Lessor, the Lessee will pay to the Lessor such additional amount or amounts as will compensate the Lessor for such additional costs incurred or reduction suffered.
(2)Capital Requirements. If the Lessor determines that any Change in Law affecting the Lessor or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lessor’s capital or on the capital of the Lessor’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lessor to make Loans or the Loans made by the Lessor, to a level below that which the Lessor or its holding company could have achieved but for such Change in Law (taking into consideration the Lessor’s policies and the policies of the Lessor’s holding company with respect to capital adequacy and liquidity), then from time to time the Lessee will pay to the Lessor such additional amount or amounts as will compensate the Lessor or the Lessor’s holding company for any such reduction suffered.
(3)Certificates for Reimbursement; Delay in Requests. A certificate of the Lessor setting forth the amount or amounts necessary to compensate the Lessor or its holding company as specified in (a) or (b) above and delivered to the Lessee shall be conclusive absent manifest error. The Lessee shall pay the Lessor the amount shown as due on any such certificate within 30 days after receipt thereof. Failure or delay on the part of the Lessor to demand compensation pursuant hereto shall not constitute a waiver of the Lessor’s right to demand such compensation; provided that the Lessee shall not be required to compensate the Lessor pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lessor notifies the Lessee of the Change in Law giving rise to such increased costs or reductions and of the Lessor’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(h) Compensation for Losses. Upon demand of the Lessor from time to time, the Lessee shall promptly compensate the Lessor for and hold the Lessor harmless from any loss, cost or expense incurred by it as a result of (a) any payment or prepayment of any Loan accruing interest at Term SOFR on a day other than the last day of an Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (b) any failure by the Lessee (for a reason other than the failure of the Lessor to make a Loan) to prepay or borrow any Loan accruing interest at Term SOFR on the date or in the amount notified by the Lessee, including any loss or expense arising from the liquidation or reemployment of funds.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Lease Document:
(1)    Benchmark Transition Event. Following the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Lease Document on such date as may be determined by the Lessor, without any amendment to this Agreement or any other Lease Document or further action or consent of the Lessee.
(2)    Benchmark Replacement Conforming Changes. In connection with the adoption or implementation of a Benchmark Replacement, the Lessor will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Lease Document, any such amendments implementing such Conforming Changes will become effective upon written notice to the Lessee without any further action or consent of any other party to this Agreement.
(3)    Notices; Standards for Decisions and Determinations. The Lessor will promptly notify the Lessee of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Lessor pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its reasonable discretion and without consent from any other party hereto.
(j) Inability to Determine Rates. Subject to the Benchmark Replacement section herein, if the Lessor shall determine that (a) Term SOFR for any Interest Period cannot be determined pursuant to the definition thereof or (b) for any reason Term SOFR for any Interest Period does not adequately and fairly reflect the cost to the Lessor of making or maintaining the Loans during such Interest Period, then the Lessor shall promptly give notice thereof to the Lessee. In any such event, the accrual of interest based upon Term SOFR shall be suspended until the Lessor shall notify Lessee that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue hereunder at a rate per annum equal to Replacement SOFR plus the Margin or, if the Lessor shall determine that SOFR is subject to any of the circumstances set forth in the foregoing clause (a) or (b) or otherwise cannot be ascertained, the Prime Rate plus a margin (which may be positive or negative) determined by Lessor to preserve Lessor’s anticipated yield hereunder.
If Lessor or an assignee requests compensation under the foregoing provisions, or if the Lessee or its affiliate must pay any Indemnified Taxes or additional amounts to Lessor or assignee, such Person shall use its reasonable best efforts to eliminate or reduce amounts payable by Lessee or its affiliates.
    5.    PAYMENT OF INTERIM INTEREST. Interim Interest on the amount of each Advance paid by Lessor to Vendor for Equipment to be placed on a Lease Schedule shall be calculated beginning on the date of such Advance, and ending on the date of commencement of the Lease Schedule on which said Equipment is placed, and the total Interim Interest calculated for such Advance shall be due and payable on such date and in lieu of cash payment shall be added to the total capitalized cost of the Lease Schedule (and included in the Total Lease Amount).
    6.    [Reserved.]
    7.    If the Lessee has not accepted all of the Equipment identified in a Draw Request to be leased under the applicable Lease Schedule with the Lease Schedule having commenced on or before the Outside Date specified in such Draw Request (the “Interim Term”), Lessor has the right to (a) extend the applicable Interim Term (if approved in its sole and absolute discretion) by providing Lessee a completed interim extension addendum in the form of Exhibit C attached hereto, (b) cancel this Agreement and require the Lessee to immediately reimburse Lessor for all payments made by Lessor to acquire the Equipment to be leased under a Lease Schedule plus pay all amounts due and payable hereunder in good funds, or (c) require the Lessee to immediately reimburse Lessor for all payments made by Lessor to acquire such non-accepted item(s) of Equipment plus pay any amounts due allocable thereto in good funds (the foregoing collectively the “Reimbursement Payment”). In addition, if an Event of Default has occurred and is continuing, Lessor has the right to cancel this Agreement and require the Lessee to immediately reimburse Lessor for all Reimbursement Payments. Upon Lessor's receipt of the Reimbursement Payment, Lessor shall assign to Lessee (without recourse or warranties of any kind) and release its security interest in all of its right, title, and interest in such Equipment. If the Lessee fails to promptly pay Lessor the Reimbursement Payments, Lessor may declare the Lessee in default of this Agreement and the MLA. The Lessee agrees that its obligations hereunder are absolute and unconditional, and not subject to any defense, counterclaim, offset or reduction for any reason whatsoever. In the event the Lessee fails to promptly pay the Reimbursement Payment amount upon written demand, the amount of the Reimbursement Payment shall bear interest until paid at a rate of 2.0% above the otherwise applicable interest rate.

8.    Lessee shall pay to Lessor, in addition to any applicable interest hereunder, an Overlimit Fee for each month in which there are outstandings under an Advance hereunder beyond the applicable Interim Term. The Overlimit Fee shall equal 1% of the outstandings hereunder and shall be due each month until all Equipment funded by such Advance is accepted under an applicable Lease Schedule or until Lessee has paid the Reimbursement Payment to Lessor.

8.    [Reserved]

9.    The Lessee unconditionally agrees to indemnify and hold Lessor harmless from any and all costs, expenses, claims, fees, or damages (including reasonable attorneys’ fees) incurred by Lessor in connection with its acquisition of the Equipment on behalf of the Lessee hereunder, however arising, absent Lessor’s gross negligence and willful misconduct; and the Lessee agrees it remains solely responsible for the delivery, shipment, installation, construction, insuring and testing of the Equipment at its own risk and expense. The Lessee agrees to reimburse Lessor for all out of pocket costs, fees, and expenses incurred by Lessor (including reasonable attorney’s fees) in connection with this Agreement and enforcement of any of its provisions. To the extent not inconsistent with this Agreement, all the provisions of the Master Lease Agreement are incorporated herein by reference.
10.    Each time Lessee submits an Interim Draw Request hereunder, Lessee confirms (i) that the Equipment subject to said draw has been delivered to Lessee (or, if Lessee has requested Lessor to make arrangements to pay for the Equipment before being delivered to and inspected by Lessee, Lessee acknowledges that Lessor is only willing to do so at Lessee’s sole risk and as such the parties agree that Lessee’s obligations under the MLA and this Interim Agreement, are absolute unconditional, and cannot be cancelled); (ii) that the Equipment subject to said draw are of the size, design, capacity and manufacture selected solely by Lessee and the provisions of any purchase agreements pursuant to which the Equipment has been or will be acquired are acceptable to Lessee. Lessee waives any right it may have to revoke its acceptance of the Equipment; (iii) that Lessee promises to pay to the order of Lessor in lawful currency of the United States of America and in immediately available funds, the Maximum Lease Commitment Amount, or so much thereof as shall have been advanced by Lessor pursuant to the terms hereof, together with interest, as provided herein; and (iv) that to secure the Obligations under this Agreement and the MLA, this Agreement creates a security agreement and Lessee hereby grants, conveys, pledges and creates to Lessor liens and continuing security interests (“Lessor Liens”) in, to and on all of Lessee’s right, title, and interest in and to (but none of Lessee’s obligations with respect to) the Equipment and, without limiting the definition of Equipment herein, all accessions thereto, and proceeds thereof. At the direction of Lessor, Lessee shall assist Lessor with any requested lien subordination agreement in substantially the form of Exhibit E or another lien subordination agreement reasonably acceptable to Lessor. Lessor shall and is hereby authorized to file one or more UCC financing statements, liens on certificates of title, and such other lien instruments as Lessor deems appropriate, in a form reasonably satisfactory to Lessor to perfect against the Equipment. Lessee shall pay the cost of filing the same in all public offices wherever filing is deemed by Lessor to be reasonably necessary or desirable. At the request of Lessor, Lessee will authorize and cause to be executed any and all documents which Lessor shall reasonably require in order to effect any of the foregoing or other purposes set forth herein, in the MLA or related documents. At the request of Lessee, Lessor will authorize and cause to be executed any and all UCC termination statements and other documents which Lessee shall reasonably require in order to effect any of the foregoing or other purposes set forth herein, in the MLA or related documents.
No provision of this Agreement may be waived, modified or supplemented except upon the prior written consent of the Lessor and Lessee. This Agreement may be executed in any number of counterparts, which together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or any other electronic format (e.g. PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.
ATTORNEYS’ FEES; EXPENSES. Lessee agrees to pay Lessor all reasonable attorneys’ fees and costs incurred by Lessor in the enforcement or collection of this Agreement. This includes, subject to any limits under applicable law, court costs, reasonable attorneys’ fees and legal expenses, whether or not there was lawsuit, including reasonable attorneys’ fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals and all such other amounts as permitted by law.

JURY WAIVER. LESSOR AND LESSEE HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LESSOR OR LESSEE AGAINST THE OTHER.

GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS) EXCEPT TO THE EXTENT ANY LAW, RULE OR REGULATION OF THE FEDERAL GOVERNMENT OF THE UNITED STATES OF AMERICA MAY BE APPLICABLE HERETO, IN WHICH EVENT SUCH FEDERAL LAW, RULE OR REGULATION SHALL GOVERN AND CONTROL. THIS AGREEMENT HAS BEEN ACCEPTED BY LESSOR IN THE STATE OF OHIO.

Executed by and between Lessor and Lessee as of the date first written above.

The Huntington National Bank	Casella Waste Systems, Inc.
By: /s/ Kathy Simmons	By: /s/ Bradford J. Helgeson
Printed Name: Kathy Simmons	Printed Name: Bradford J. Helgeson
Title: Authorized Signer	Title: Executive Vice President and Chief Financial Officer
CO-LESSEES: All Cycle Waste, Inc., Casella Major Account Services, LLC, Casella Mid-Atlantic, LLC, Casella Recycling, LLC, Casella Waste Management, Inc., Casella Waste Management of Massachusetts, Inc., Casella Waste Management of N.Y., Inc., Casella Waste Management of Pennsylvania, Inc., New England Waste Services of N.Y., Inc., Oxford Transfer Station, LLC, Panichi Holding Corp., Pine Tree Waste, Inc., Pink Trash Company, LLC, Valley 82 Holding Corp., Waste Industries of Delaware, Inc., Waste Industries of Maryland, LLC, Waste Stream, Inc., Whitetail Disposal, LLC, and Willimantic Waste Paper Co., Inc.

By: /s/ Bradford J. Helgeson

Printed Name: Bradford J. Helgeson

Title: Vice President and Treasurer

Dated as of the date first written above

U. S. PATRIOT ACT DISCLOSURE NOTICE: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you is that: When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.

EXHIBIT A
INTERIM DRAW REQUEST,
EQUIPMENT DESCRIPTION
CONTRACT NUMBER ______-______
CERTIFICATE NUMBER ___

A.Interim Draw Request

This Interim Draw Request (“Request”) is being entered into in connection with that certain Master Lease Agreement No. 68105 dated on or about ________________ (“Master Lease”) between The Huntington National Bank as Lessor (“Lessor”) and Casella Waste Systems, Inc. as Lessee (“Lessee”) and Interim Agreement No. _________ (the “Interim Agreement”) thereto. Capitalized terms not defined herein shall have the meanings set forth in the Master Lease. This Request is made a part of and incorporated by reference into the Interim Agreement and is hereby made part of the MLA.
You are hereby authorized to disburse interim funds as follows:
Amount: $______________________________
Outside Date:____________________________

Funds should be sent via: (complete one; wire transfer is the preferred method of payment)

    Wire Transfer:    Bank Name: ______________________________

ABA #: __________________________________

Beneficiary: _______________________________

Account #: _______________________________

Reference Info#: ___________________________

    Check:    Payee: ___________________________________

Address (*No P.O. Box): ____________________

City, State, Zip: ___________________________

    Credit Account:    Account Name: ____________________________

        Account No.: ______________________________

A copy of the invoice(s) supporting this disbursement is/are attached.
B.Equipment Description and Acceptance

Lessee confirms (i) that the Equipment, further described below, on the attached invoice(s), and/or on a Schedule to this Certificate, has been delivered to Lessee (or, if Lessee has requested Lessor to make arrangements to pay for the Equipment before it is delivered to and inspected by Lessee, Lessee acknowledges that Lessor is only willing to do so at Lessee’s sole risk and as such the parties agree that as of the date hereof, Lessee’s obligations under the MLA, including the Interim Agreement, are absolute, unconditional, and cannot be cancelled); (ii) that the Equipment is of the size, design, capacity and manufacture selected solely by Lessee and the provisions of any purchase agreements pursuant to which the Equipment has been or will be acquired are acceptable to Lessee; and (iii) that Lessee, upon execution of a Schedule with respect to said Equipment, irrevocably accepts said Equipment “AS-IS, WHERE-IS” for all purposes of the MLA, including the Interim Agreement, as of the date thereof. Lessee waives any right it may have to revoke its acceptance of the Equipment.

Manufacturer	Description	Year	New/Used	Serial No	Location	Cost

Total Equipment Cost:
Financed Sales/Use Tax:
Total Lease Amount:

The Lessee unconditionally agrees to indemnify and hold Lessor harmless from any and all costs, expenses, claims, fees, or damages (including reasonable attorney’s fees) incurred by Lessor in connection with its acquisition of the Equipment on behalf of the Lessee hereunder, however arising, absent gross negligence and willful misconduct; and the Lessee agrees it remains solely responsible for the delivery, shipment, installation, construction, insuring and testing of the Equipment at its own risk and expense. The Lessee agrees to reimburse Lessor for all taxes, costs and fees and expense incurred by Lessor (including reasonable attorneys' fees) in the connection with the Master Lease Agreement and this Agreement and enforcement of any of its provisions. Delivery of an executed counterpart of a signature page of this Request by telecopy, facsimile or any other electronic format (e.g. PDF) shall be effective as delivery of a manually executed counterpart of this Request.

ACKNOWLEDGED AND AGREED this ___ day of _______________ , 20___.

LESSEE: ________________

By: ___________________________________

Title: __________________________________

Date: __________________________________

EXHIBIT B

ACCEPTANCE CERTIFICATE AND
TRAC LEASE SCHEDULE NO. ____
TO MASTER LEASE AGREEMENT NO. 68105 DATED ______ (as amended from time to time, “MLA”)
BY AND BETWEEN THE HUNTINGTON NATIONAL BANK ("LESSOR")
AND THE UNDERSIGNED LESSEE ("LESSEE")

A.    EQUIPMENT ACCEPTANCE. Casella Waste Systems, Inc., or the undersigned Co-Lessee (the “Lessee”) confirms that the Equipment, further described below, has been delivered to Lessee; that the Equipment is of the size, design, capacity and manufacture selected solely by Lessee and meets the provisions of any purchase agreements pursuant to which Lessor has acquired the Equipment; and Lessee irrevocably accepts said Equipment “AS-IS, WHERE-IS” for all purposes of the MLA as of ____________ (“Acceptance Date”) and that Lessee waives any right it may have to revoke its acceptance of the Equipment. Capitalized terms not defined herein shall have the meanings set forth in the MLA.

Manufacturer	Description	Serial No.	Location	Cost

			Total Equipment Cost:	$_________
			Financed Sales/Use Tax:	$_________
			Total Lease Amount:	$_________
B.TITLE TO EQUIPMENT; QUIET POSSESSION. Lessee agrees that Lessor is the lawful owner of the Equipment and that good and marketable title to the Equipment shall remain with Lessor at all times. Lessee at its sole expense will protect and defend Lessor’s good and marketable title to the Equipment against all claims and demands whatsoever except for liens created directly by Lessor This Schedule is intended to be a lease transaction. Lessee shall have no right, title or interest in any of the Equipment except the right to peacefully and quietly hold and use the Equipment in accordance with the terms of the MLA during the Base Term and any renewal thereof unless and until an event of default shall occur.
Notwithstanding the foregoing, at the request of Lessee, the parties hereby agree that for Lessee’s administrative convenience for titling, tickets, fees and the like, Lessee shall be shown on the title as owner, and Lessor shall be shown therein as lien holder. Lessee acknowledges that Lessor remains the real and actual owner of the Equipment and only holds title in trust and for the benefit of Lessor. To reiterate, this is a true lease and shall remain so notwithstanding titling Lessee as owner for convenience, and neither Lessee nor any other party may construe this Lease as other than a true lease under the MLA.
C.     LESSEE’S ASSURANCES. Lessee irrevocably and unconditionally: (a) reaffirms all of the terms and conditions of the MLA and agrees that the MLA remains in full force and effect; (b) agrees that the Equipment is and will be used at all times solely for commercial purposes, and not for personal, family or household purposes; and (c) incorporates all of the terms and conditions of the MLA as if fully set forth in this Schedule.
D.    TERM. The term of this Acceptance Certificate and TRAC Lease Schedule (“Schedule”) commences on __________ ("Commencement Date") and expires on __________ which period is defined as “Base Term”. Lessee or Lessor may terminate this Schedule effective at the expiration of the Base Term or any renewal term, by giving the other party 90 days prior written notice. If notice of termination is not given at least 90 days prior to such expiration, then the Base Term shall be automatically extended for an additional period of three months on the same terms provided for during the Base Term. The last date of the Base Term and any extension is the “Termination Date” with respect to this Schedule. No notice of termination may be revoked without prior written consent of the other party.

E.    RENT. As rent for the Equipment described in this Schedule, Lessee shall pay Lessor ____________ consecutive rent payments of $____________ (“Rent”). The first Rent payment shall be due on ____________ and the remaining Rent payments shall be due on the same day of every ____________ thereafter during the Base Term of this Schedule (and any renewal term). Prorated daily rent shall be paid for any period and portion of cost funded between the Acceptance Date and Commencement Date of this Schedule.
F.    PERSONAL PROPERTY TAX/EQUIPMENT LOCATION/INSPECTION/NOTICES. This Schedule is considered a tax lease for personal property tax ("PPT") purposes. Lessor is considered the owner of the leased Equipment for PPT purposes and will report the leased Equipment on Lessor’s PPT returns, if applicable. Lessee should report the Equipment in Lessee’s PPT returns to the taxing authority as being leased equipment not owned by Lessee. Pursuant to the MLA, Lessee is responsible for reimbursing Lessor for all PPT assessed on the Equipment. Lessor will bill Lessee for PPT and applicable sales tax allocable to the Equipment. Except as provided in the MLA or Related Documents, the Equipment shall be located (or based, for movable Equipment such as vehicles) as indicated above and shall not be moved without the prior written consent of Lessor. Lessee shall promptly notify Lessor of all details arising out of any change in the general geographic location in which any item of Equipment is used or in the specific location at which it is kept when not in use, any alleged encumbrances thereon or any accident allegedly resulting from the use or operation thereof. Lessee agrees to comply with Department of Transportation Regulation 396.17 “Periodic Inspection,” at its own cost and expense.
G.    TAX INDEMNITY. As established in the MLA, Lessor, as the owner of the Equipment, shall be entitled to such deductions, credits and other benefits as are provided by the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), to an owner of property. Lessee agrees that neither it nor any corporation controlled by it, directly or indirectly, will at any time take any action or file any returns or other documents inconsistent with the foregoing and that each of such corporations will file such returns, take such action and execute such documents as may be reasonable and necessary to facilitate accomplishment of the intent thereof. Upon request, Lessee agrees to copy and make available for inspection and copying by Lessor such records as will enable Lessor to determine whether it is entitled to the benefit of any amortization or depreciation deduction or tax credit which may be available from time to time with respect to the Equipment. If, under any circumstances or for any reason whatsoever, except for acts of Lessor, (i) Lessor shall become liable for additional tax as a result of Lessee having added an attachment or made an alteration to the Equipment which would increase the productivity or capability of the Equipment so as to violate the provisions of Rev. Proc. 75-21, 1975-1 C.B. 715, as modified by Rev. Proc 79-48, 1979-2 C.B 529 (and as either or both may hereafter be modified or superseded); (ii) the statutory full-year marginal Federal tax rate for corporations with a December 31 tax year-end is greater than the highest corporate tax rate in effect as of the Commencement Date of this Schedule; or (iii) Lessor shall not have or shall lose the right to claim, or there shall be disallowed or recaptured or any portion of the Federal tax depreciation deductions with respect to any item of Equipment based on depreciation of Lessor’s full cost of such item of Equipment and computed on the basis of a method of depreciation provided by the Code as Lessor in its complete discretion may select, then Lessee agrees to pay Lessor upon demand an amount which, after deduction of all taxes required to be paid by Lessor in respect of the receipt thereof under the laws of any federal, state or local government or taxing authority of the United States or of any taxing authority of any foreign country, shall be equal to (1) an amount equal to the additional income taxes which would be paid or payable by Lessor in consequence of the failure to obtain the benefit of a depreciation deduction calculated under the assumption that Lessor’s income is taxed at the highest applicable rate (without regard to the actual taxes paid by Lessor), and (2) any interest and/or penalty which may be assessed in connection with any of the foregoing. The provisions of this Section shall survive the expiration or earlier termination of this Schedule or the MLA.
H.    VEHICLES. Lessee hereby agrees to furnish Lessor with the paid receipt copy of all Federal Form 2290s filed for any such vehicle(s) leased from Lessor as proof of payment of federal highway use tax.
I.    TERMINAL RENTAL ADJUSTMENT CLAUSE. Lessee represents, warrants, covenants and certifies, under penalty of perjury, that (a) it intends that more than 50% of the use of each item of Equipment will be in a trade or business of Lessee and Co-Lessee; (b) it has been advised that Lessor and not Lessee will be treated as owner of the Equipment for Federal income tax purposes, and thus, agrees to not take any action inconsistent with such treatment; and (c) this Schedule constitutes a "Qualified Motor Vehicle Agreement" as defined in Section 210 of the Tax Equity and Fiscal Responsibility Act of 1982 and Section 7701(h) of the Code.
Lessor and Lessee agree that this Terminal Rental Adjustment Clause provision in this Schedule shall be construed in accordance with the provisions of Section 210 of the Tax Equity Fiscal Responsibility Act of 1982, Public Law 97-248. In the event of any law, Internal Revenue Service regulation, procedure, or ruling of determination determining that the presence of this clause in this Schedule will prevent Lessor from obtaining any of the tax benefits as contemplated herein,

Lessor and Lessee agree that this Terminal Rental Adjustment Clause shall be null and void. Lessee agrees that the tax indemnity provisions of this Schedule shall remain in full force and effect.

Purchase Option: Provided no event of default has occurred and then remains uncured, and upon Lessee having provided Lessor with written notice not more than 360 days or less than 90 days prior to expiration of the Base Term, Lessee may irrevocably elect to purchase (the “Purchase Option”) all of Lessor’s right, title and interest in and to all, but not less than all, of the Equipment under this Schedule for a purchase price equal to _____% of the original cost of such Equipment (the "TRAC Purchase Amount") plus all Rent, late charges and other amounts then due and owing hereunder together with any taxes and other charges related to the sale of the Equipment to Lessee. The TRAC Purchase Amount shall be paid by Lessee to Lessor on or before the Termination Date.

Terminal Rental Adjustment Option: If Lessee chooses not to exercise the Purchase Option, Lessee shall so notify Lessor in writing not more than 360 days or less than 90 days prior to expiration of the Base Term. Thereafter Lessor shall procure bids for the sale of the Equipment on or as of the Termination Date, and shall sell all Equipment for the bid price to the highest responsible cash bidder(s) acceptable to Lessor on an “AS-IS, WHERE-IS”, quitclaim basis (the “Third Party Sale”). Third Party purchasers shall only take possession on or after the Termination Date. Net proceeds from the sale shall be calculated net of any sales or other taxes, fees, and any costs and expenses incurred or payable by Lessor (including, without limitation, cost of putting the Equipment in a condition to be sold, sales commissions, legal fees, expenses of repossession and all other expenses of sale) (the “Net Proceeds”). If from the Third Party Sale, Lessor has received less than the TRAC Purchase Amount then, on the Termination Date, Lessee shall pay Lessor, in addition to all other amounts then due and owing under this Schedule, as a terminal rental adjustment to the final Rent payment under this Schedule, the difference between the Net Proceeds and the TRAC Purchase Amount. If from the Third Party Sale, Lessor has received more than the TRAC Purchase Amount then, on the Termination Date, Lessor shall pay Lessee, as a terminal rental adjustment to the final Rent payment under this Schedule, the difference between the Net Proceeds and the TRAC Purchase Amount.
Any sale or transfer of the Equipment pursuant to this Terminal Rental Adjustment Clause shall be of all of Lessor’s right, title and interest, if any, in and to the Equipment, and shall be “AS-IS, WHERE-IS” WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and Lessee shall indemnify and hold harmless Lessor from and against all claims and costs arising from the sale or transfer, or from the subsequent use or possession of the Equipment
J.    CONDITION ON RETURN. The return provisions in Section 8 of the MLA are incorporated herein by reference.
Lessee hereby acknowledges that any such designated return location is reasonably convenient to Lessee.
K.    REPRESENTATIONS AND WARRANTIES. Lessee represents and warrants that: (a) Lessee is a corporation, partnership, limited liability company or proprietorship duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business and is in good standing under the laws of each other state in which the Equipment is or will be located; (b) Lessee has full power, authority and legal right to sign, deliver and perform the MLA, this Schedule and all related documents and such actions have been duly authorized by all necessary corporate, partnership, limited liability membership, or proprietorship action; and (c) the MLA, this Schedule and each related document has been duly signed and delivered by Lessee and each such document constitutes a legal, valid and binding obligation of Lessee enforceable in accordance with its terms.
L.    Attached as Exhibit A is a schedule of the Stipulated Loss Value specifying, opposite the Rent installment number (or date), becoming due after an applicable Casualty, Event of Default or other event requiring the calculation of Stipulated Loss Value.
M.     INCORPORATION BY REFERENCE. The MLA executed by Lessee is incorporated herein in its entirety, and Lessee hereby reaffirms all of the terms, conditions, representations and warranties contained in the MLA. This Schedule constitutes a separate and independent lease of property from any other schedule. If any provisions of this Schedule conflict with any provisions of the MLA, the provisions of this Schedule shall prevail. Lessee agrees that there are no oral or written agreements with Lessor regarding the Equipment other than the MLA.

LESSEE: _____________________	LESSOR: The Huntington National Bank

By: _______________________________	By: _______________________________
Print Name: ________________________	Print Name: ________________________
Title: _____________________________	Title: _____________________________
Date: _____________________________	Date: _____________________________

U. S. PATRIOT ACT DISCLOSURE NOTICE: IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for you is that: When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.

LESSEE’S CERTIFICATION TO TRAC

RE:    Schedule No. 101-00______-____, dated as of ______ (the “Lease”) to the Master Lease Agreement, dated as of ______, by and between ________________ (“Lessee”) and The Huntington National Bank (“Lessor”).

In connection with the above referenced Lease, Lessee herby further certifies under the penalties of perjury, that:

1.Lessee intends to use the Equipment more than fifty percent (50%) of the time in Lessee’s and its Affiliates’ trade or business;

2.Lessee has been advised that Lessee will not be treated as the owner of the Equipment leased to Lessee under the Lease for Federal Income tax purposes; and

3.This Certificate is attached to, and incorporated in and made a part of, the Lease.

All capitalized terms used herein and not defined herein shall have the meanings set forth or referred to in the Lease.

IN WITNESS WHEREOF, Lessee has caused this Certification to be executed this ____ day of ____________, 20___.

LESSEE: _____________________

By: ___________________________________
Name: _________________________________
Title: __________________________________

EXHIBIT A
STIPULATED LOSS VALUE

[TO BE INSERTED]

EXHIBIT C

INTERIM EXTENSION ADDENDUM

This Interim Extension Addendum (“Addendum”) is being entered into in connection with that certain Interim Agreement No. _________ dated on or about ______________ (“Interim Agreement”) between The Huntington National Bank as Lessor (“Lessor”) and Casella Waste Systems, Inc. as Lessee (“Lessee”). Capitalized terms not defined herein shall have the meanings set forth in the Interim Agreement.

Subject to all terms and conditions of the Interim Agreement, the Interim Term is hereby extended by up to an additional ___ days so that the Interim Term shall end on [___________, 20__].

The Huntington National Bank

By: ___________________________________

Title: _________________________________

Date: _________________________________

Casella Waste Systems, Inc.

By: ___________________________________

Title: _________________________________

Date: _________________________________

EXHIBIT D
ADDITIONAL DEFINITIONS
“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a replacement of the Benchmark has occurred pursuant to the Benchmark Replacement provisions, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate.
“Benchmark Replacement” means, with respect to any Benchmark, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Transition Event:
(a)Replacement SOFR; or
(b)the sum of (i) the alternate benchmark rate and (ii) the adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Lessor as the replacement for such Benchmark giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining an alternate benchmark rate or adjustment (or method for calculating or determining such adjustment) for the replacement of the then-current Benchmark for Dollar-denominated credit facilities.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and all related documentation.
“Benchmark Transition Event” means (a) the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (i) such administrator has ceased or will cease on a specified date to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (ii) such Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks or (b) the Lessor determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lessor, to make, maintain or fund Loans whose interest is determined by reference to the then-current Benchmark or to determine or charge interest rates based upon the then-current Benchmark.
“Business Day” means any day other than a Saturday, a Sunday, or other day on which the Lessor is authorized or required by Law to be closed.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended and including any successor U.S. federal income tax statutes.
“Co-Lessee” means a co-lessee designated as such in this Agreement or an addendum hereto.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or other notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lessor decides may be appropriate to reflect the adoption and implementation of any such rate and to permit the administration thereof by the Lessor in such manner as the Lessor shall reasonably select.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Dollar” and “$” mean lawful money of the United States.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lessor or required to be withheld or deducted from payment to the Lessor, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Lessor being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lessor with respect to an applicable interest in a loan or lease commitment pursuant to a Law in effect on the date on which (i) the Lessor acquires such interest in the Loan or loan or lease Commitment or (ii) the Lessor changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to the Lessor’s assignor immediately before the Lessor became a party hereto or to the Lessor immediately before it changed its lending office; (c) any U.S. federal withholding Taxes imposed pursuant to FATCA; and (d) any Taxes payable in connection with the MLA (and not directly payable as a result of Advances under the Interim Agreement).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Floor” means a rate of interest equal to 0.00%.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Lessee or Co-Lessee under any Lease Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
Interest Period” means a period of one (1) month; provided, that any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. The initial Interest Period shall commence on the date of execution of this Agreement.
“Interim Term” means the period between the date of this Agreement and the Outside Date
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Authority.
“Loan” or “Loans” means each draw by Lessee or Co-Lessee under this Agreement.
“Lease Documents” means, collectively, this Agreement and all documentation related hereto.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lessor and the jurisdiction imposing such Tax (other than connections arising from the Lessor having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Lease Document, or sold or assigned an interest in any Lease or Lease Documents).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Lease Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outside Date” with respect to any Loan, the “Outside Date” has the meaning ascribed to such term in the applicable Draw Request, or Interim Extension Addendum, as applicable.
“Prime Rate” means the rate of interest publicly announced from time to time by the Lessor as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial Lessees or others by the Lessor. Any change in the Prime Rate announced by the Lessor shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and the other Lease Documents.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement SOFR” means SOFR, with the accrual methodology and other conventions for such rate being established by the Lessor in its reasonable discretion; provided, further, that if Replacement SOFR shall be less than the Floor, then Replacement SOFR shall be deemed to be the Floor for the purposes of this Agreement and the other Lease Documents.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate has not been published by the Term SOFR Administrator and a Benchmark Replacement date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR as so determined (including pursuant to the foregoing proviso) shall be less than the Floor, then Term SOFR shall be deemed to be the Floor for the purposes of this Agreement and the other Lease Documents. The current Term SOFR rate is [____]% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lessor in its reasonable discretion).
“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

EXHIBIT E
FORM OF SUBORDINATION AGREEMENT

[Existing Creditor Name and Address]

RE: Casella Waste Systems, Inc.; Subordination of Security Interest

Dear [ ]:
The Huntington National Bank (“Lessor”) has entered or will enter into one or more equipment lease or secured financing arrangements with Casella Waste Systems, Inc. and certain of its subsidiaries (collectively, “Customer”), relating to certain equipment or other personal property more fully described on Annex A attached to this letter (together, the “Collateral”) and in connection with that lease or financing, Lessor may acquire title to and be the owner of the Collateral. Furthermore, in connection therewith, Lessor has filed or will file one or more UCC-1 financing statements (together, “Lessor UCC-1(s)”) and may be listed as lienholder on certificates of title covering the Collateral, together with (i) all accessions to such Collateral, and (ii) proceeds of all of the foregoing, including insurance proceeds, in each case, whether now existing or hereafter arising (together with the Collateral, the “Lessor Property”). Our UCC search results or inquiry of Customer indicate that [_______________] (“Creditor”) may have one or more liens or security interests covering some or all of the Lessor Property. We require, as a condition to extending the above-mentioned lease or secured financing to Customer that Creditor provide this letter agreement.
Accordingly, by signing where indicated below and returning a copy of this letter agreement to us, Creditor: (a) acknowledges and consents to Lessor’s ownership of the Collateral; and (b) acknowledges and agrees that, to the extent that any lien or security interest now existing or hereafter arising in favor of Creditor may be prior to the lien or interest of Lessor in the Lessor Property, and notwithstanding the time or order of filing of UCC-1 financing statements or any purchase money or other priority claim of Creditor, any lien or security interest of Creditor in the Lessor Property is and shall be subject and subordinate in all respects to the ownership interest or security interest of Lessor in such Lessor Property, and Creditor shall not, at any time that Lessor has a security interest in such Lessor Property arising from the equipment lease or secured financing arrangements provided to Customer by Lessor described in this letter, assert any security interest in any of the Lessor Property having parity with or priority over, the interest of Lessor therein. In furtherance thereof, Creditor agrees that: (i) it will not take any action to bar, restrain or otherwise prevent Lessor from inspecting, removing or taking possession of all or any portion of the Lessor Property; and (ii) if Creditor obtains possession of any Lessor Property, Creditor shall promptly notify Lessor and turn over such Lessor Property within a commercially reasonable timeframe upon Lessor’s reasonable written request therefor.
Notwithstanding anything herein to the contrary, this letter shall not constitute a release of any security interest in, or right of offset against, any deposit account or securities account maintained with Creditor or any affiliate of Creditor and this letter shall in no way constitute an account control agreement with respect to any such deposit account or securities account.
This letter agreement shall remain in full force and effect notwithstanding that Lessor or Creditor modifies or amends, by agreement or otherwise, any of their respective agreements with Customer; provided that this letter agreement shall not, unless amended by the parties hereto, increase or amend the Collateral or the Lessor Property. This letter agreement shall be binding upon, and inure to the benefit of, the successors and assigns of Customer, Lessor and Creditor. Nothing contained in this Agreement is intended to affect or limit any security interest or other interest that Creditor may have in the Lessor Property as it relates to parties other than Lessor and its permitted successors and assigns.
Feel free to contact the undersigned with any questions at [Insert HNB Email and Phone Contact]

Sincerely,

The Huntington National Bank

By: ___________________________
Name: _________________________
Title: __________________________

Acknowledged and Agreed to:

[Creditor]

By: ___________________________
Printed Name: ___________________
Title: __________________________
Date: ___________________________
Phone: __________________________